SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-8

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                              OSPREY GOLD CORP.
                           (fka) INCITATIONS, INC..
        -------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                NEVADA                             88-0335710
                ------                             ----------
(State or other jurisdiction of                  (I.R.S. Employer
incorporation or organization)                  Identification No.)


                    APRIL 2004 CONSULTANT COMPENSATION PLANS
-----------------------------------------------------------------------------
                            (Full title of the plan)

4 Princess Street, Orangeville, Ontario, Canada               L9W 3V5
------------------------------------------                    ------
(Address of Principal Executive Offices)                    (Zip Code)

Registrant's telephone number, including area code (519) 940-8117





                        CALCULATION OF REGISTRATION FEE

                                        Proposed        Proposed
                                        Maximum         Maximum
Title of Securities      Amount of      Offering        Aggregate    Amount
to be Registered         Shares to be   Price Per       Offering     of Reg.
                         Registered(1)  Share           Price        Fee(1)(2)
------------------------------------------------------------------------------
$0.0002 par value
Common                   8,000,000        $0.45        $3,600,000   $331.20
Stock

   Totals                8,000,000        $0.45        $3,600,000   $331.20
------------------------------------------------------------------------------


Total No. of pages: ____


(1) Pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended, the Registration Statement also covers an indeterminate amount of Shares to be offered or sold as a result of any adjustments from stock splits, stock dividends or similar events.

(2) Based upon the average bid and asked prices of the Company's Common Stock in over-the-counter trading on April 12, 2004. Value stated for purpose of calculating the registration fee.


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                                  PROSPECTUS

                               OSPREY GOLD CORP.
                               35 COMMERCE ROAD
                    ORANGEVILLE, ONTARIO, CANADA  L9W 3X5

                      (8,000,000 SHARES OF COMMON STOCK)



     This Prospectus relates to the offer and sale by Osprey Gold Corp. ("OSGL"), a Nevada corporation ("the Company") of shares of its $0.0002 par value common stock (the "Common Stock) pursuant to its April 2004 Consultant Compensation Plans whereby certain individuals receive stock awards and/or stock options to stimulate their involvement and continued involvement in the Company. The Company is registering hereunder and then issuing upon receipt of adequate consideration therefor to certain Consultants 8,000,000 shares of the Common Stock in consideration for services rendered under its April 2004 Consultant Compensation Plans.

     The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are affiliates of the Company within the meaning of the Securities Act of 1933 (the Act) may sell all or part of the shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale. Shares registered hereunder are being sold to both affiliates and non-affiliates of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The affiliates of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (the Exchange Act) which would limit their discretion in transferring the shares acquired in the Company. If the individual who is not now an affiliate becomes an affiliate of the Company in the future; he would then be subject to Section I (b) of the Exchange Act (See General Information --- Restrictions on Resale).

The Common Stock is listed on the OTC bulletin board under the symbol OSGL.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




The date of this Prospectus is April 19, 2004

     This Prospectus is not part of any Registration Statement, which was filed and been effective under the Securities Act of 1933 as amended (the Securities Act) and does not contain all of the information set forth in the Registration Statement, certain portions of which have seen offered pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (The Commission) under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.

     A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: OSPREY GOLD CORP. 4 Princess Street, ORANGEVILLE, ONTARIO, CANADA L9W 3V5.

     The Company is subject to the reporting requirements of the Exchange
Act and in accordance therewith files reports and other information with the Commission. These reports as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.C. Washington D.C. 20549. Copies maybe obtained at the prescribed rates. In addition the Common Stock is quoted on the automated quotation system maintained by the National Association of Securities Dealers, Inc. (NASD). Thus copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K Street N.C. Washington DC 20549.

     No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any one to whom it is unlawful to make an offer or solicitation

     Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

PART I

INFORMATION REQUIRED BY THE REGISTRATION STATEMENT

PART 1

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.     PLAN INFORMATION

GENERAL INFORMATION

THE COMPANY

     The Company has its principal office at: OSPREY GOLD CORP. 4
Princess Street, ORANGEVILLE, ONTARIO, CANADA  L9W 3V5.


PURPOSES

     The Company pursuant to its April 2004 Consultant
Compensation Plan, will issue the Common Stock which has been approved by the Board of Directors of the Company
(the "Board of Directors"). The 2004 Consultant Compensation Plan is hoped to provide a method whereby the Company's current consultants may be stimulated and allow the Company to secure and retain their highly qualified services, thereby advancing the interests of the Company, and all of its shareholders. A copy of the 2004 Consultant Compensation Plan has been filed as an exhibit to this Registration Statement.

COMMON STOCK

     The Board has authorized the issuance of up to 8,000,000 shares of the Common stock pursuant to the Company's 2004 Consultant Compensation Plan Upon effectiveness of this registration Statement.

THE COMPANY 'S APRIL 2004 CONSULTANT COMPENSATION PLAN

     The Company has established a 2004 Consultant Compensation
Plan which awards stock in an effort to further compensate its existing consultants and secure their continued employment.

NO RESTRICTIONS ON TRANSFER

     Upon the grant of shares of an option, that individual will become the record and beneficial owners of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

TAX TREATMENT TO THE INDIVIDUAL WHO EXERCISES THE OPTION

     The individuals receiving shares of common stock pursuant to Plan may be deemed to receive ordinary income for federal income tax purposes. The recipient is urged to consult his tax advisor on this matter. Further, if any recipient is an "affiliate", Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

TAX TREATMENT TO THE COMPANY

     The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion may be an expense deductible by the Company for federal income tax purposes of the taxable year of the Company during which the recipient recognizes income.

RESTRICTIONS OF RESALES

     In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

DOCUMENTS INCORPORATED BY REFERENCE AND ADDITIONAL INFORMATION

     The Company hereby incorporates by reference (i) its annual reports on Form 10-KSB for the years ending December 31, 2002 and December 31,
2003, filed pursuant to Section 13 of the Exchange Act, (ii) any and all Forms 10-Q (10-QSB) filed under the Securities or Exchange Act subsequent to any filed form 10-K (or 10- KSB), as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-
3 of the Exchange Act. In addition, all further documents filed by the

Company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities
Act.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: OSPREY GOLD CORP. 35 COMMERCE ROAD, ORANGEVILLE,
ONTARIO, CANADA  L9W 3X5: (519) 940-8117.


LEGAL OPINIONS AND EXPERTS

     L. Van Stillman has rendered an opinion on the validity of the securities being registered. Mr. Stillman is not an "affiliate" of the Company and does own presently shares in the registrant.

     The financial statements of Osprey Gold Corp. are incorporated by reference in the Company's Annual Report (Form 10- KSB) for the period ended December 31, 2003, have been audited by Stephen Diamond, C.A., independent auditors, as set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the company, The company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

     The following documents are incorporated by reference into this Registration Statement and made a part hereof:

(A) Form 10-KSB filed March 31, 2003 for year end December 31, 2002 and Form 10-KSB filed on April 16, 2004 for the year ending December 31, 2003;

(B)	All other reports which may be filed by the Registrant pursuant
to 	Section 13(a), 13(c), 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant's Form 10-KSB for the year ended December 31, 2003, prior to the filing of a post effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

(C) Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

     We are registering up to 8,000,000 shares of our common stock, par value of $0.0002 per share. Each holder of our common stock is entitled to one vote per share of common stock standing in such holder's name on our records on each matter submitted to a vote of our stockholders, except as otherwise required by law. Holders of our common stock do not have cumulative voting rights so that the holders of more than 50% of the combined shares of our common stock voting for the election of directors may elect all of the directors if they choose to do so and, in that event, the holders of the remaining shares of our common stock will not be able to elect any members to our board of directors. Holders of our common stock are entitled to equal dividends and distributions, per share, when, as and if declared by our board of directors from funds legally available. Holders of our common stock do not have pre-emptive rights to subscribe for any of our securities nor are any shares of our common stock redeemable or convertible into any of our other securities. If we liquidate, dissolve or wind up our business or affairs, our assets will be divided up pro-rata on a share-for-share basis among the holders of our common stock after creditors and preferred shareholders, if any, are paid.

Item 5.	Interests of Named Experts and Counsel.

     L. Van Stillman, Esq. is the company's special securities counsel. Shares registered pursuant to this offering may be used to compensate Mr. Stillman for services preformed on behalf of the registrant.


Item 6.	Indemnification of Officers and Directors.

     Under the Nevada Business Associations Act (the "Business Association Act") Title 7, Chapter 78, directors of the Company will be liable to the Company or its shareholders for (a) the amount of a financial benefit received by the director to which the director is not entitled; (b) an intentional infliction of harm on the Company or its shareholders; (c) certain unlawful distributions to shareholders; and (d) an intentional violation of criminal law. These provisions do not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

     The Company's Articles require the Company to indemnify each director and officer of the Company and his or her respective heirs, administrators, and executors against all liabilities and expenses reasonably incurred in connection with any action, suit, or proceeding to which he or she may be made a party by reason of the fact that he or she is or was a director or officer of the Company, to the full extent permitted by the laws of the state of Nevada now existing or as such laws may hereafter be amended. The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.

     The Company may, at the discretion of the board of directors, indemnify any person who is or was a party or is threatened to be made party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another company, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such a person shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which the action or suit was brought shall determine on the application that despite the adjudication of liability but in the view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as to the court deems proper.

     The Company's Bylaws permit the Company to purchase and maintain insurance on behalf of any Director, Officer, Agent or employee whether or not the Company would have the power to indemnify such person against the liability insured against.

Item 7.	Exemption from Registration Claimed.

     Not Applicable


Item 8.	Exhibits:

     Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed:

     Exhibit I.  See Exhibits in Exhibit Index following the Signature Page.

Item 9.	Undertakings:

	We hereby undertake:

(a)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b)	To file, during any period in which offers or sales are
being made, a post-effective amendment to this Registration Statement.

(c)	That for the purpose of determining any liability under the
Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) We hereby undertake that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of our Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim against such liabilities
(other than payment by us of expenses paid or incurred by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE PAGE

     Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the Orangeville, Ontario, Canada, on the 16th day of April, 2004.


                                        Osprey Gold Corp.


                                        /s/ Gordon Leliever
                                        ---------------------------
					By:	GORDON LELIEVER
					Title:	President and Director



	Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statements has been signed by the following persons in the capacities and on the date indicated.


Dated:		Orangeville, Ontario, Canada
		April 16, 2004



                                        Osprey Gold Corp.


                                        /s/ Gordon Leliever
                                        --------------------------
					By:	GORDON LELIEVER
					Title:	President and Director

EXHIBIT INDEX



EXHIBIT NUMBER			ITEM

5.1	Opinion regarding legality by Law Office of
L. Van Stillman, PA

23.1(a) Letter on audit report (consent of independent auditors) from JULITO F. LONGKINES
Certified Public Accountant

23.1(b) Letter on audit report (consent of independent auditors) from Stephen Diamond Certified Accountant




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